UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive

Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

West Marine Products, Inc., a wholly-owned subsidiary of West Marine, Inc. (the “Company”), currently leases its Watsonville Support Center from Watsonville Freeholders, L.P. pursuant to the terms of that certain Lease Agreement dated June 26, 1997, as amended by the first, second and third amendments, each entered into by and between Watsonville Freeholders and West Marine Products. Randolph K. Repass, Chairman of the Company’s Board of Directors, is a general partner of Watsonville Freeholders and, together with certain members of his family, owns substantially all of the partnership interests in Watsonville Freeholders. Geoffrey A. Eisenberg, the Company’s Chief Executive Officer and President, is a 7.5% limited partner of Watsonville Freeholders.

On July 29, 2009, West Marine Products and Watsonville Freeholders entered into the Fourth Amendment of Lease, which further amends the Lease Agreement. On July 29, 2009, the Audit Committee of the Company’s Board reviewed and approved the terms of the Fourth Amendment. Pursuant to the Fourth Amendment, the term of the Lease Agreement for the 89,211 square feet of original support center space extends through October 31, 2016 and the base rent was fixed at approximately $1.1 million per year for the period commencing May 1, 2009 through October 31, 2011 and at approximately $1.2 million per year for the renewal term commencing November 1, 2011 and continuing through October 31, 2016. As a result, the aggregate savings to West Marine Products in reduced base rent for the lease term through October 31, 2016 is approximately $1.3 million (net of brokerage fees).

The Fourth Amendment further provided West Marine Products with three additional separate and successive five year options to extend the term of the Lease Agreement following the October 31, 2016 expiration date, at the then fair market value for space that is substantially similar in type, size and quality to that of the original space. All other terms of the Lease Agreement, as amended, remain unchanged.

The Fourth Amendment did not extend the term for the approximately 11,600 square feet of storage space adjacent to the original support center space. West Marine Products pays annual base rent of approximately $0.1 million per year for the storage space and the lease term for the storage space expires on October 31, 2011.

This summary is qualified by reference to the Lease Agreement and each amendment as incorporated in or filed with this report.

Item 2.02.	Results of Operations and Financial Condition.

On July 30, 2009, the Company announced its consolidated financial results for the 13-week period (second quarter) ended July 4, 2009 and for the 26-week period ended July 4, 2009. A copy of this press release is attached hereto as Exhibit 99.1.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits:

10.1

Lease Agreement, dated June 26, 1997, by and between Watsonville Freeholders, L.P. and West Marine Products, Inc.

(incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 1997).

10.2

First Amendment of Lease, dated July 27, 2005, by and between Watsonville Freeholders, L.P. and West Marine Products, Inc.

(incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated July 27, 2005 and filed July 28, 2005).

10.3

Second Amendment of Lease, dated December 22, 2005, by and between Watsonville Freeholders, L.P. and West Marine Products, Inc.

(incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 22, 2005 and filed December 29, 2005).

10.4	Third Amendment of Lease, dated November 30, 2006, by and between Watsonville Freeholders, L.P. and West Marine Products, Inc.

10.5	Fourth Amendment of Lease, dated July 29, 2009, by and between Watsonville Freeholders, L.P. and West Marine Products, Inc.

99.1	Press Release dated July 30, 2009 (furnished pursuant to Item 2.02).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: July 30, 2009	By:	/s/ Thomas R. Moran
Thomas R. Moran
Senior Vice President and Chief Financial Officer